EXHIBIT 99.1

        BioSource Reports Third Quarter 2004 Financial Results

    CAMARILLO, Calif.--(BUSINESS WIRE)--Oct. 22, 2004--BioSource International, Inc. (Nasdaq:BIOI) today announced financial results for its third quarter ended September 30, 2004.
    For the third quarter ended September 30, 2004, the Company reported net sales of $11.3 million, compared with net sales of $10.7 million for the comparable quarter of 2003. In the third quarter of 2004, foreign exchange rates favorably impacted revenues by $0.3 million. Net income for the third quarter of 2004 was breakeven as compared to a net loss of $0.1 million, or ($0.01) per share, for the 2003 third quarter.
    For the nine months ended September 30, 2004, net sales were $35.5 million, a 7% increase as compared to net sales of $33.4 million for the first nine months of fiscal 2003. Without the beneficial impact of foreign exchange for the nine months ended September 30, 2004, net sales would have grown 4%. Net income for the first nine months of fiscal 2004 was $1.2 million, or $0.12 per diluted share, as compared to net income for the first nine months of fiscal 2003 of $0.3 million, or $0.04 per diluted share.
    Terrance J. Bieker, President and CEO, stated, "We are encouraged by the 14% increase in sales of our cellular pathway assays during the third quarter and the significant improvement in our year-over-year earnings. This supports our heightened business focus on the assays and related biologicals for the study of disease."

    Third Quarter Review

    Sales of the Company's cellular pathway assay products increased 14% and 13% for the three and nine months ended September 30, 2004, respectively, compared to the same periods in the prior year. Related biological product sales decreased 4% during the third quarter of 2004 but increased 5% for the first nine months of 2004 compared to 2003. In addition, sales of other product lines increased 6% and 3% for the three and nine months ended September 30, 2004, respectively, as compared to the same periods in 2003.
    Cost of goods sold increased to $5.6 million in the third quarter of 2004 from $5.1 million in the third quarter of 2003. The gross margin of 51% in the third quarter of 2004 decreased from 53% in the comparable quarter of the prior year due primarily to lower margins in the Company's custom businesses.
    Operating expenses in the third quarter were as follows:

    -- Research and development expenses were $1.5 million in the third quarter of 2004 as compared with $1.7 million in the comparable quarter of 2003. This decrease was primarily due to headcount reduction and related costs and is consistent with the Company's strategy of focusing its R&D investments on its core strength of assay development.

    -- In the third quarter of 2004, sales and marketing expenses increased to $2.5 million as compared to $2.2 million in the third quarter of 2003. This change was due to increased expenditures for personnel.

    -- General and administrative expenses of $1.7 million in the third quarter of 2004 were relatively consistent with the third quarter of 2003 costs.

    At September 30, 2004, the Company's cash and cash equivalents totaled $4.1 million. The Company announced a stock repurchase program in July 2004. During the third quarter of 2004, the Company repurchased approximately $2.5 million of the Company's common stock.
    As previously announced, a live webcast of BioSource International, Inc.'s third quarter financial results conference call will be available over the Internet through its Web site at www.biosource.com in the Investor Relations section beginning today, October 22, at 10:00 a.m. PDT. A replay of the call will be available at the same site shortly after the call.
    Event archives are normally available one to two hours after the event ends. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

    About BioSource International, Inc.

    BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing, and distribution of unique, biologically active reagent systems which facilitate, enable, and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company's Web site at www.biosource.com.

    Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward looking. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, possible invalidity or infringement issues related to intellectual property or proprietary rights, changes in customer buying patterns, one-time events, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


                     BIOSOURCE INTERNATIONAL, INC.
              Condensed Consolidated Statements of Income
             (Amounts in thousands, except per share data)

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                   2004     2003     2004     2003
                                    (Unaudited)       (Unaudited)

Net sales                          $11,308  $10,744  $35,548  $33,377

Cost of goods sold                   5,568    5,079   16,516   15,160

     Gross profit                    5,740    5,665   19,032   18,217

Operating expenses:
  Research and development           1,455    1,687    4,255    5,530
  Sales and marketing                2,493    2,188    7,355    7,064
  General and administrative         1,672    1,729    5,712    4,664
  Amortization of intangibles          139      145      416      435
     Total operating expenses        5,759    5,749   17,738   17,693

Income (loss) from operations          (19)     (84)   1,294      524

Interest and other income
 (expense), net                         25      (21)      13      (75)

Income (loss) before provision for
 income taxes                            6     (105)   1,307      449

Provision (benefit)  for income
 taxes                                 (32)     (24)     115      103

Net income (loss)                  $    38  $   (81) $ 1,192  $   346

Earnings per share:

  Basic                            $  0.00  $ (0.01) $  0.13  $  0.04
  Diluted                          $  0.00  $ (0.01) $  0.12  $  0.04

Shares used in per share
 calculations:

  Basic                              9,322    9,181    9,384    9,418
  Diluted                            9,547    9,181    9,673    9,729


                     BIOSOURCE INTERNATIONAL, INC.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)
                            (in thousands)

                                        September 30,   December 31,
                                            2004           2003
Assets

Current assets
  Cash and cash equivalents             $       4,099  $        3,297
  Accounts receivable, net                      6,600           6,308
  Inventories, net                              8,356           9,074
  Other current assets                          3,331           3,015

     Total current assets                      22,386          21,694

Property and equipment, net                     5,968           6,235

Intangible assets, net                          5,392           5,807

Deferred income taxes                          10,078          10,078

Other assets                                      572             519

     Total assets                       $      44,396  $       44,333

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued expenses $       5,941  $        5,678
  Other current liabilities                       839             353

     Total current liabilities                  6,780           6,031

Stockholders' equity                           37,616          38,302

     Total liabilities and
      stockholders' equity              $      44,396  $       44,333

    CONTACT: BioSource International, Inc.
             Alan Edrick, 805-383-5249